EXHIBIT d.4
FORM OF
FIRST SUPPLEMENTAL INDENTURE
     SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of July 25, 2006, between ALLIED CAPITAL CORPORATION, a corporation duly organized and existing under the laws of the State of Maryland (the “Company”), having its principal office at 1919 Pennsylvania Avenue, N.W., Washington, D.C. 20006, and The Bank of New York, a banking corporation duly organized and existing under the laws of the State of New York, as Trustee (the “Trustee”). All capitalized terms used herein shall have the meaning set forth in the Base Indenture (as defined below).
RECITALS OF THE COMPANY
     The Company and the Trustee executed and delivered an Indenture, dated as of June 16, 2006 (the “Base Indenture,” and as supplemented by this First Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series as provided in the Indenture.
     The Company desires to issue and sell $400,000,000 aggregate principal amount of the Company’s 6.625% Notes due July 15, 2011 (the “Notes”).
     Sections 901(5) and 901(7) of the Base Indenture provide that without the consent of Holders of the Securities of any series issued under the Indenture, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture to (i) add to, change or eliminate any of the provisions of the Indenture in respect to one or more series of the Securities when there is no such series of the Securities Outstanding and (ii) establish the form or terms of the Securities of any series as permitted by Section 201 and Section 301 of the Base Indenture.
     The Company desires to establish the form and terms of the Notes and to modify, alter, supplement and change certain provisions of the Base Indenture for the benefit of the Holders of the Notes (except as may be provided in a future supplemental indenture to the Indenture (“Future Supplemental Indenture”).
     The Company has duly authorized the execution and delivery of this Supplemental Indenture to provide for the issuance of the Notes and all things necessary to make this Supplemental Indenture a valid and binding obligation of the Company and to constitute a valid agreement of the Company, in accordance with its terms, have been done.

     Now, Therefore, This Indenture Witnesseth:
     For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:
ARTICLE I
TERMS OF THE NOTES
     Section 1.01. Terms of the Notes.
     The following terms relating to the Notes are hereby established:
     (a) The Notes shall constitute a series of Securities having the title “6.625% Notes due 2011.”
     (b) The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, of the Base Indenture) shall be $400,000,000. Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or an indenture supplement, the Company may from time to time, without the consent of the Holders of Notes, issue additional Notes (in any such case “Additional Notes”) having the same ranking and the same interest rate, maturity and other terms as the Notes. Any Additional Notes and the existing Notes will constitute a single series under the Indenture and all references to the relevant Notes herein shall include the Additional Notes unless the context otherwise requires.
     (c) The entire outstanding principal of the Notes shall be payable on July 15, 2011.
     (d) The rate at which the Notes shall bear interest shall be 6.625% per annum; the date from which interest shall accrue on the Notes shall be July 25, 2006, or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the Notes shall be each January 15 and July 15 of each year, commencing January 15, 2007; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid to the Person in whose name the Note (or one or more predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the January 1 or July 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.
     Payment of principal of (and premium, if any) and any such interest on the Notes will be made at the Corporate Trust Office of the Trustee in New York City, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Note registry.

     (e) The Notes shall be issuable in whole or in part in the form of one or more Global Securities and the Depository for such Global Securities shall be The Depository Trust Company, New York, New York.
     (f) The Notes shall be defeasible pursuant to Section 1302 or Section 1303 of the Base Indenture.
     (g) The Notes shall be redeemable pursuant to Section 1101 of the Base Indenture and as follows:
     The Notes will be redeemable in whole at any time or in part from time to time, at the option of the Company, at a Redemption Price equal to accrued and unpaid interest on the principal amount being redeemed on the Redemption Date plus the greater of (i) 100% of the principal amount of the Notes to be redeemed, and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis at the Adjusted Treasury Rate, plus twenty-five (25) basis points.
     “Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semiannual equivalent yield to maturity or the interpolated yield to maturity (on a date count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.
     “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and under customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.
     “Comparable Treasury Price” means, with respect to any Redemption Date, the average of the Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or if the Trustee is provided fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.
     “Quotation Agent” means one Reference Treasury Dealer appointed by the Company.
     “Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities LLC and their respective successors and any other primary treasury dealer selected by the Company. If any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City, the Company must substitute another primary treasury dealer.

     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company and the Trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day before the Redemption Date.
     If the Company elects to redeem only a portion of the Notes, the Trustee will determine the method for selecting the particular Notes to be redeemed, in accordance with the Investment Company Act and the rules and regulations promulgated thereunder, to the extent applicable.
     (h) The Notes shall not be subject to any sinking fund pursuant to Section 1201 of the Base Indenture.
ARTICLE II
REMEDIES
     Section 2.01. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 501 of the Base Indenture shall be amended by replacing clause (2) thereof with the following:
“(2) default in the payment of the principal of or any premium on any Note at Maturity; or”
     Section 2.02. Except as may be provided in a Future Supplement Indenture, for the benefit of the Holders of the Notes, Section 503 of the Base Indenture shall be amended by replacing clause (2) of the first paragraph thereof with the following:
“(2) default is made in the payment of the principal of (or premium, if any, on) any Note at Maturity;”
ARTICLE III
COVENANTS
     Section 3.01. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Article Ten of the Base Indenture shall be amended by adding the following new Sections 1009 and 1010 thereto:
          “Section 1009. Section 18(a)(1)(A) of the Investment Company Act.
     The Company hereby agrees that for the period of time during which Notes are Outstanding, the Company will not violate Section 18(a)(1)(A) as modified by Section 61(a)(1) of the Investment Company Act, whether or not it is subject to those sections or any successor provisions thereto of the Investment Company Act.”
          “Section 1010. Commission Reports and Reports to Holders.
     If, at any time, the Company is not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the Securities and Exchange Commission, the Company agrees to furnish to the Holders of Notes for the period of time during which the Notes are Outstanding: (1) within 90 days after the end of the Company’s fiscal year, audited annual consolidated financial statements of the Company and (2) within 45 days after the end of the Company’s fiscal quarter, unaudited interim consolidated financial statements of the Company. All such financial statements shall be prepared, in all material respects, in accordance with applicable generally accepted accounting principles.”
ARTICLE IV
MISCELLANEOUS
     Section 4.01. This First Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. This First Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.
     Section 4.02. In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 4.03. This First Supplemental Indenture may be executed in any number of counterparts, each of which will be an original, but such counterparts will together constitute but one and the same Supplemental Indenture.
     Section 4.04. The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to the Notes. All provisions included in this First Supplemental Indenture supersede any conflicting provisions included in the Base Indenture with respect to the Notes, unless not permitted by law. The Trustee accepts the trusts created by the Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this First Supplemental Indenture.
     Section 4.05. The provisions of this First Supplemental Indenture shall become effective as of the date hereof.

     Section 4.06. Notwithstanding anything else to the contrary herein, the terms and provisions of this First Supplemental Indenture shall apply only to the Notes and shall not apply to any other series of Securities under the Indenture and this First Supplemental Indenture shall not and does not otherwise affect, modify, alter, supplement or change the terms and provisions of any other series of Securities under the Indenture, whether now or hereafter issued and Outstanding.
     Section 4.07. The recitals contained herein and in the Notes shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture, the Notes or any Additional Notes, except that the Trustee represents that it is duly authorized to execute and deliver this First Supplemental Indenture, authenticate the Notes and any Additional Notes and perform its obligations hereunder. The Trustee shall not be accountable for the use or application by the Company of the Notes or any Additional Notes or the proceeds thereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

ALLIED CAPITAL CORPORATION
By:
	Name:	Penni F. Roll
	Title:	Chief Financial Officer

THE BANK OF NEW YORK
By:
Name:
Title: